As filed with the Securities and Exchange Commission on January 5, 2011
Investment Company Act File No. 811-21943

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

____________________

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)
☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒ AMENDMENT NO.  9

____________________

CADOGAN OPPORTUNISTIC ALTERNATIVES FUND, LLC

____________________

(Exact name of Registrant as specified in Charter)
149 Fifth Avenue, 15th Floor
New York, NY 10010

____________________

(Address of principal executive offices)
Registrant’s Telephone Number, including Area Code:  (212) 585-1600

Matthew Jenal
Cadogan Management, LLC
149 Fifth Avenue, 15th Floor
New York, NY 10010
____________________

(Name and address of agent for service)

COPY TO:
Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

____________________

This Amendment to the Registration Statement on Form N-2 of Cadogan Opportunistic Alternatives Fund, LLC (the “Company”), filed with the Commission on July 30, 2010 (Accession No. 0000947871-10-000795; Investment Company Act File No. 811-21943) (the “Registration Statement”), is being filed solely to add Exhibit 2(G) to the Registration Statement. The prospectus and statement of additional information included in the Registration Statement are incorporated herein by reference.

FORM N-2
PART C
OTHER INFORMATION

ITEM 25.  FINANCIAL STATEMENTS AND EXHIBITS

(1)  Audited Financial Statements for the fiscal year ended March 31, 2010 (including Statement of Assets & Liabilities, Statement of Operations, Statement of Changes in Net Assets, Statement of Cash Flows, Financial Highlights, Notes to Same) **

Unaudited Financial Statements for the semi-annual period ended September 30, 2010 (including Statement of Assets & Liabilities, Statement of Operations, Statement of Changes in Net Assets, Statement of Cash Flows, Financial Highlights, Notes to Same) ****

(2)  Exhibits:

(2)(a)(1)  Certificate of Formation of Limited Liability Company dated October 21, 2004 and Certificate of Amendment to the Certificate of Formation of the Company dated April 12, 2007.*

(2)(a)(2)  Limited Liability Company Agreement.*

(2)(b)  Not Applicable.

(2)(c)  Not Applicable.

(2)(d)  See Item 25(2)(a)(2).

(2)(e)  Not Applicable.

(2)(f)  Not Applicable.

(2)(g)  Investment Advisory Agreement.  Filed herewith.

(2)(h)  Not Applicable.

(2)(i)  Not Applicable.

(2)(j)  Form of Custodian Agreement. ***

(2)(k)(1)  Form of Fund Administration Servicing Agreement*, as amended by First Amendment to the Fund Administration Servicing Agreement.***

(2)(k)(2)  Form of Accounting Servicing Agreement*, as amended by First Amendment to the Accounting Services Agreement.***

(2)(k)(3)  Form of Transfer Agent Servicing Agreement*, as amended by First Amendment to the Transfer Agent Servicing Agreement.***

(2)(l)  Not Applicable.

(2)(m)  Not Applicable.

(2)(n)  Not Applicable.

(2)(o)  Not Applicable.

(2)(p)  Not Applicable.

(2)(q)  Not Applicable.

(2)(r)(1)  Code of Ethics.*

______________________
* Filed with the Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2 on July 19, 2007 (File no. 811-21943) and incorporated herein by reference.

** Filed with the Registrant’s annual shareholder report under the Investment Company Act of 1940 on Form N-CSR on June 9, 2010 (File no. 811-21943) and incorporated herein by reference.

*** Filed with the Registrant’s registration statement under the Investment Company Act of 1940 on Form N-2 on July 31, 2009 (File no. 811-21943) and incorporated herein by reference.

**** Filed with the Registrant’s semi-annual shareholder report under the Investment Company Act of 1940 on Form N-CSR on December 9, 2010 (File no. 811-21943) and incorporated herein by reference.

ITEM 26.  MARKETING ARRANGEMENTS

Not Applicable.

ITEM 27.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

All figures are estimates and relate to the initial 2007 registration of the Company:

Blue Sky Fees and Expenses (including fees of counsel)	$10,000
Accounting fees and expenses	$30,000
Legal fees and expenses	$130,000
Printing and engraving	$10,000
Offering Expenses	$15,000
Miscellaneous	$10,000
Total	$205,000

ITEM 28.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the offering of Shares, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Cadogan Management, LLC (the “Adviser”), and the investment adviser to the Registrant.  The Adviser is a limited liability company formed under the laws of the State of Delaware.  Additional information regarding the Adviser is set out in its Form ADV, as filed with the Securities and Exchange Commission (SEC File No. 801-60108), and is incorporated herein by reference.

ITEM 29.  NUMBER OF HOLDERS OF SECURITIES

Title of Class:  Limited Liability Company Interests (designated as “Shares”)

Number of Record Holders (as of December 1, 2010): 523

ITEM 30.  INDEMNIFICATION

Reference is made to the provisions of Article Three, Section 3.7 of Registrant’s Limited Liability Company Agreement, which document is incorporated herein.

The general effect of this provision, and related statutory indemnification benefits as may be available under Delaware or other applicable state or federal laws, is to protect trustees, officers, employees and agents of Registrant against legal liability and expenses incurred by reason of their service to Registrant.  In accord with the foregoing, Registrant shall indemnify its trustees, officers, employees and agents against judgments, fines, penalties, settlements and expenses to the fullest extent authorized, and in the manner permitted, by applicable state and federal law.

In addition, the Registrant will maintain a trustees’ and officers’ errors and omissions liability insurance policy protecting directors and officers against liability for claims made by reason of any acts, errors or omissions committed in their capacity as trustees or officers.  The policy will contain certain exclusions, among which is exclusion from coverage for active or deliberate dishonest or fraudulent acts and exclusion for fines or penalties imposed by law or other matters deemed uninsurable.

ITEM 31.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

A description of any other business, profession, vocation or employment of a substantial nature in which the Adviser, and each managing director, executive officer or partner of the Adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of director, officer, employee, partner or trustee, is set out in the Registrant’s Prospectus in the section entitled “The Adviser.”  Additional information regarding the Adviser and its officers and directors is set out in its Form ADV, as filed with the Securities and Exchange Commission (SEC File No. 801-60108), and is incorporated herein by reference.

ITEM 32.  LOCATION OF ACCOUNTS AND RECORDS

The Administrator maintains certain required accounting related and financial books and records of the Registrant at 615 E. Michigan Street, Milwaukee, WI 53217.  The other required books and records are maintained by Cadogan Management, LLC at 149 Fifth Avenue, 15th Floor, New York, NY 10010.

ITEM 33.  MANAGEMENT SERVICES

Not Applicable.

ITEM 34.  UNDERTAKINGS

Not Applicable.

FORM N-2

Cadogan Opportunistic Alternatives Fund, LLC

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this registration statement to be signed on its behalf by the undersigned duly authorized person, in New York, New York, on the 4th day of January, 2011.

Cadogan Opportunistic Alternatives Fund, LLC

By:	/s/ Matthew Jenal
	Name:	Matthew Jenal
	Title:	Treasurer

Cadogan Opportunistic Alternatives Fund, LLC

Exhibit Index

(2)(g)  Investment Advisory Agreement.